Sandy Creek
Corporation

                               February 24, 2000

Mr. Keith Pisani
United States Security & Exchange Commission
450 fifth street N.W.
Washington, DC 20549


          Reference:  Sandy Creek Corporation - Form 10-SB
                      Amendment #1

Dear Mr. Pisani:

     We wish to withdraw the filing made on December 29th, 1999 in order to file the Audited financials which our auditor has advised me will be ready prior to the end of March.

Thank you for your assistance to date.



                                                 Sincerely,


                                                 /s/  Leslie M. Lerner
                                                 -------------------------------
                                                      Leslie M. Lerner
                                                      President



              Corporate Office: 6229 Highway 393 Crestview FL 32539
                     Phone: 850-683-0602 Fax: 850-683-9969

  Processing Facility: Rt, 2 Box 199 - PH Highway 79 N. Esto Bonifay FL 32425
                     Phone: 850-263-0078 Fax: 850-263-0081

                E-Mail scor@bsc.net Web-Site www.sandycreek.com